CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our reports dated February 1, 2001, included in this Form 10-K for the year ended December 31, 2000, into previously filed registration statements as listed:

Form S-8 Registration Statement No. 33-71806
Form S-8 Registration Statement No. 33-57014
Form S-8 Registration Statement No. 33-81356
Form S-8 Registration Statement No. 33-81358
Form S-8 Registration Statement No. 33-82562
Form S-8 Registration Statement No. 33-87114
Form S-8 Registration Statement No. 33-90268
Form S-8 Registration Statement No. 33-95084
Form S-8 Registration Statement No. 33-97246
Form S-8 Registration Statement No. 333-39581
Form S-8 Registration Statement No. 333-36735
Form S-8 Registration Statement No. 333-47239
Form S-8 Registration Statement No. 333-75615
Form S-3 Registration Statement No. 333-75675
Form S-4 Registration Statement No. 333-45821
ARTHUR ANDERSEN LLP

BALTIMORE, MARYLAND
MARCH 26, 2001